NEWS RELEASE
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FOR IMMEDIATE RELEASE	Contact: Carrie O'Connor
October 13, 2017	Director of Corporate Communications
317.465.0469
coconnor@fhlbi.com

FHLBank Indianapolis Announces 2017 Board of Directors Election Results

The Federal Home Loan Bank of Indianapolis (“Bank”) today announced the results of its recent Board of Directors (“Board”) election. The Bank’s members re-elected the following individuals to serve as independent directors on the Board:

•	Michael J. Hannigan, Jr., President, The Hannigan Company, LLC, a real estate and financial consulting company in Carmel, Indiana

•	James L. Logue III, Senior Vice President and Chief Strategy Officer of Cinnaire Corp., formerly Great Lakes Capital Fund, a housing finance and development company in Lansing, Michigan

Mr. Hannigan and Mr. Logue will each serve four-year terms beginning January 1, 2018.
The Bank previously announced that Larry W. Myers, President and Chief Executive Officer of First Savings Bank in Clarksville, Indiana, was, by law, deemed elected to the Board as a member director. He will also serve a four-year term beginning January 1, 2018. Mr. Myers was the only nominee for two open Indiana member director seats; the Board will vote to fill the remaining member directorship.

The Board is comprised of both member and independent directors. Annually, the Director of the Federal Housing Finance Agency determines the size of the Board and designates at least a majority, but no more than 60%, of the directorships as member directorships and the remainder as independent directorships. Independent directors are nominated by the Board after consultation with the Bank’s Affordable Housing Advisory Council and the Federal Housing Finance Agency.

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Building Partnerships. Serving Communities.
The Bank is one of 11 regional banks that make up the Federal Home Loan Bank System. Federal Home Loan Banks are government-sponsored enterprises created by Congress to ensure access to low-cost funding for their member financial institutions, are privately capitalized and funded, and receive no congressional appropriations. The Bank is owned by its Indiana and Michigan financial institution members, which include commercial banks, credit unions, insurance companies, and savings banks. For more information about the Bank and its Board, visit www.fhlbi.com.